UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	March 27, 2006

HOMEBANC CORP.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia	30319

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code:	(404) 459-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 27, 2006, HomeBanc Corp. (“HomeBanc”) and HomeBanc Mortgage Corporation (“HBMC”) entered into the Master Repurchase Agreement dated as of March 27, 2006 (the “Repurchase Agreement”) by and among Liquid Funding Ltd. (“Liquid Funding”), HomeBanc and HBMC. HBMC is a wholly-owned subsidiary of HomeBanc.

The Repurchase Agreement provides for a $300 million uncommitted facility under which HomeBanc and HBMC may, from time to time, sell to Liquid Funding mortgage loans originated by HBMC, with a corresponding agreement from HomeBanc and HBMC to repurchase such loans at a price equal to the original sales price plus a pricing spread which is calculated much like interest on a loan. The pricing spread is fixed monthly and is based on LIBOR plus a margin and is payable monthly in arrears. Outstanding mortgage loans must be repurchased on the date agreed upon by Liquid Funding and HomeBanc or HBMC, as applicable, and on the termination date of the Repurchase Agreement, which is March 27, 2007.

Advances under the Repurchase Agreement are secured by mortgage loans owned by HomeBanc and HBMC, each of which can enter into repurchase transactions under the Repurchase Agreement. Additionally, in the event of a decrease in the market value of the mortgage loans sold to Liquid Funding such that the purchase price paid to us exceeds the then current market value, HomeBanc and HBMC are required to transfer an additional amount of cash or eligible mortgage loans in an amount equal to the amount of the decrease in market value of such loans.

The Repurchase Agreement contains certain financial covenants which require HomeBanc to:

•	maintain minimum adjusted tangible net worth for HomeBanc of not less than $225 million plus an amount equal to 85% of the net proceeds of any common or preferred equity offerings;

•	maintain a ratio of total recourse liabilities to adjusted tangible net worth for HomeBanc of no greater than 9 to 1;

•	maintain a maximum ratio of total liabilities to adjusted tangible net worth of 25 to 1 as of the end of any calendar month that ends on or prior to May 31, 2006 and 20 to 1 as of the end of any calendar month after May 31, 2006;

•	maintain liquidity of at least $10 million at HomeBanc as of the end of each calendar month; and

•	maintain net income (on a consolidated basis) of a least (1) $1.00 for the calendar quarter ending December 31, 2005 and (2) $2.00 for every two consecutive calendar quarters thereafter.

The Repurchase Agreement also contains covenants limiting the ability of HomeBanc and its subsidiaries to:

•	transfer or sell all or substantially all of their non-loan assets;

•	grant liens on the loans subject to repurchase transactions under the Repurchase Agreement;

•	pay dividends or distributions to shareholders following the occurrence and during the continuation of an event of default;

•	consolidate or merge with another entity, or sell all or substantially all of the assets of HomeBanc or HBMC; and

•	enter into transactions with affiliates other than in the ordinary course of business and on arm’s length terms.

Purchase advances under the Repurchase Agreement will be used primarily to supplement borrowings under the existing aggregation facility pursuant to the Master Repurchase Agreement dated as of April 24, 2004 (as amended to date, the “Bear Aggregation Facility”) by and among Bear Stearns Mortgage Capital Corporation (“Bear Stearns”) and HomeBanc Funding Corp. II, a wholly-owned subsidiary of HomeBanc. HomeBanc and HBMC understand that that Liquid Funding’s present intention is that the amount available to HomeBanc and HBMC for repurchases under the Repurchase Agreement will be reduced to the extent, and in the amount, of any outstanding repurchases advance made by Bear Stearns in favor of HBMC under the Bear Aggregation Facility.

A copy of the Repurchase Agreement is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 27, 2006, HomeBanc and HBMC entered into the Repurchase Agreement described in Item 1.01 of this Current Report. The information contained in Item 1.01 of this Current Report is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Master Repurchase Agreement dated as of March 27, 2006 between Liquid Funding, Ltd., HomeBanc Corp. and HomeBanc Mortgage Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2006

HOMEBANC CORP.

By	/S/ ALANA L. GRIFFIN
Name:	Alana L. Griffin
Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Repurchase Agreement dated as of March 27, 2006 between Liquid Funding, Ltd., HomeBanc Corp. and HomeBanc Mortgage Corporation